EXHIBIT 4.3

AMENDMENT NO. 2

to

RIGHTS AGREEMENT

Amendment No. 2 (this “Amendment”), dated as of November 16, 2012, to the Rights Agreement, dated as of March 2, 2011, as amended by Amendment No. 1, dated February 24, 2012 (the “Rights Agreement”), between Family Dollar Stores, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, on November 12, 2012, the Board of Directors of the Company (the “Board”) determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement and clause (y) of Section 23(a) of the Rights Agreement, the Company and the Rights Agent may from time to time amend the definition of “Final Expiration Date” in Section 7(a) of the Rights Agreement;

NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1. Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(i) 5:00 P.M., New York City time, on November 16, 2012, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be modified by the Board, the “Final Expiration Date”), and

2. All references to “March 2, 2013” in Exhibits B and C to the Rights Agreement shall be deemed to have been modified to be references to “November 16, 2012”.

3. Except as otherwise set forth herein, all provisions in the Rights Agreement remain in full force and effect.

4. Sections 30, 31, 33 and 34 of the Rights Agreement are incorporated into this Amendment mutatis mutandis.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the date first written above.

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine

Name:	Howard R. Levine
Title:	Chairman and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Paula Caroppoli

Name:	Paula Caroppoli
Title:	Senior Vice President

SIGNATURE PAGE TO

AMENDMENT NO. 2